UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Linde plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Making our world more productive

December 16, 2022

Dear Linde plc Shareholder:

You will receive or have already received a proxy statement that Linde filed with the U.S. Securities and Exchange Commission on December 9, 2022, which includes more detailed disclosures regarding the shareholder meetings and the Reorganization discussed below.

In summary, Linde will hold two shareholder meetings on January 18, 2023, for shareholders to consider and approve the reorganization transaction summarized below (the “Reorganization”). We believe that this will benefit Linde and its shareholders by potentially enhancing the value of your investment in Linde. We are therefore asking you to vote FOR the Reorganization at the shareholder meetings. In accordance with the intended tax treatment as described in the proxy statement, U.S. holders of Linde shares generally will not recognize gain or loss in the Reorganization for U.S. federal income tax purposes.

Proposed Reorganization

Linde’s Board of Directors has unanimously approved the proposed Reorganization that would, if approved by shareholders, result in Linde’s ordinary shares being delisted from trading on the Frankfurt Stock Exchange (“FSE”) and being listed for trading only on the New York Stock Exchange (“NYSE”). This is the only reason for the proposed Reorganization.

Reasons and Potential Benefits of the Reorganization

Eliminating Market-Capitalization Based Limits—Potential Elimination of Negative Impact on Stock Valuation. Linde’s ordinary shares have been listed for trading on both the NYSE and the FSE since the merger of Praxair, Inc., and Linde AG in October 2018. We believe that this dual stock listing has served us well during the years following the merger. However, over the last two years, we have observed that Linde’s stock valuation has been negatively impacted because of certain regulatory caps associated with our European listing which do not apply in the U.S. with the NYSE stock listing. Linde has been one of the most capped stocks in Europe, averaging almost two-thirds of each year above the limit since 2020. This technical selling pressure has been persistent, negatively impacting Linde’s stock performance.

In addition, Linde is a global company, with operations in over 80 countries, each of which contributes a single digit or less percentage in Linde’s revenue, except for the U.S. Despite this, Linde’s stock often trades with the sentiment in Germany, especially prior to the U.S. market open. We have identified this through daily trading observations and detailed investor discussions.

By delisting the stock from the FSE, we believe that we will eliminate these negative impacts on our stock valuation.

Reducing Regulatory Complexity. In addition, having Linde’s stock listed on only one public stock exchange will lower costs and complexity, which is expected to create more value for our shareholders. Linde is one of the very few companies in the world that file full US GAAP and IFRS financial reports in connection with their public listings, which is expensive, complex and exposes us to significantly more regulatory requirements. By listing the stock on only one stock exchange, Linde can undertake additional productivity initiatives that are not possible under the current structure.

No Changes to Linde’s Business, Board, Management or Corporate Governance Structure. The Reorganization will have no impact on Linde’s business operations, organization, employees, customers, or our commitment to the regions in which we operate. It will also not result in any changes to our Board of Directors, senior management or have any impact on our corporate governance structure.

See Linde’s proxy statement for a more detailed discussion of the reasons for the Reorganization.

Shareholder Meetings Materials and Voting

Linde’s Board of Directors has unanimously approved the Reorganization and recommends that you vote FOR the Reorganization. Please vote on each voting item at BOTH the Court Meeting and the EGM Shareholder meeting on January 18, 2023.

The proxy statement is available on Linde’s website at https://investors.linde.com/proxystatement. However, your shareholder materials will also include a proxy/voting instruction card or form that will allow you to vote on the Reorganization. You must use this card/form to vote.

Thank you for your investment in Linde as a shareholder.

If you have any questions, please contact:

Juan Pelaez

Juan.pelaez@linde.com

VP, Investor Relations

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